 EXHIBIT 3.1

 CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
DARLING INTERNATIONAL INC.

November 26, 2013

Darling International Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and by virtue of the General Corporation Law of the State of Delaware (as amended and supplemented from time to time, the “Act”), hereby certifies as follows:
1.The name of the Corporation is Darling International Inc.

2.The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the Act, duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation (as amended, the “Restated Certificate”), declaring such amendment to be advisable and calling a special meeting of the stockholders of the Corporation entitled to vote in respect thereof for the consideration of such amendment.

The resolutions adopted by the Board set forth that the Restated Certificate shall be amended by amending and restating the first paragraph of Article Four in its entirety so that, as amended, the first paragraph of Article Four shall read as follows:
“The aggregate number of shares of stock that the Corporation shall have authority to issue is two hundred fifty-one million (251,000,000) shares, consisting of two hundred fifty million (250,000,000) shares of common stock, having a par value of $0.01 per share (the “Common Stock”), and one million (1,000,000) shares of preferred stock, having a par value of $0.01 per share (the “Preferred Stock”).”
3.    This Certificate of Amendment of Restated Certificate of Incorporation was submitted to the stockholders of the Corporation entitled to vote in respect of the amendment described herein at a special meeting of the stockholders and was approved by the required vote of the stockholders of the Corporation in accordance with Sections 216 and 242 of the Act.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Restated Certificate of Incorporation of the Corporation as of the date first written above.

By:     /s/ John F. Sterling
John F. Sterling
Executive Vice President, General Counsel and Secretary